Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of TeleCommunication Systems, Inc. for the registration of 2,500,000 shares of its Class A common stock and to the incorporation by reference therein of our report dated January 30, 2004, with respect to the consolidated financial statements of TeleCommunication Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
September 29, 2004